Exhibit 99.1


      NORTH ATLANTIC TRADING COMPANY, INC. ANNOUNCES ADVERSE JURY VERDICT
                   IN LITIGATION WITH REPUBLIC TOBACCO COMPANY


New York, New York, July 9, 2003: As previously disclosed by North Atlantic Trading Company, Inc. (NATC) in its quarterly and annual reports filed with the Securities and Exchange Commission, NATC has been engaged in ongoing litigation with Republic Tobacco, Inc. (Republic). In April 2002, the District Court for the Northern District of Illinois granted a motion for summary judgment in favor of Republic finding NATC liable with respect to Republic's claims of defamation per se. On July 8, 2003, following a four-day trial, the jury returned a verdict in favor of Republic in the amount of $8.4 million for general damages and $10.2 million for punitive damages, for a total damage award of $18.6 million. Asked for comment, Thomas F. Helms, Jr., Chairman & Chief Executive Officer, stated, "We were surprised and disappointed by the jury's award. In our opinion, the verdict is not supported by the facts in this case". The Company intends to, within the next 10 business days, file post-trial motions. Depending upon the outcome of these post-trial motions, NATC may appeal any judgment.

North Atlantic Trading Company, Inc. is a holding company which owns National Tobacco Company, L.P. and North Atlantic Operating Company, Inc. (NAOC). National Tobacco Company is the third largest manufacturer and marketer of loose leaf chewing tobacco in the United States, selling its products under the brand names BEECH-NUT REGULAR, BEECH-NUT Wintergreen, TROPHY, HAVANA BLOSSOM and DURANGO. NAOC is the largest importer and distributor in the United States of premium cigarette papers and related products, which are sold under the ZIG-ZAG brand name pursuant to an exclusive long-term distribution agreement with Bollore, S.A. NAOC also contracts for the manufacture of and distributes Make-Your-Own smoking tobaccos and related products under the ZIG-ZAG brand name, pursuant to its trademarks.

FORWARD-LOOKING STATEMENTS

Cautionary Note Regarding Forward-Looking Statements: Statements in this press release regarding NATC's intention to take certain actions regarding the litigation with Republic which are not historical are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect NATC's current beliefs and intentions and are based upon information currently available to it. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors which could cause NATC to change its intentions from those expressed in, or implied by, such statements.

      See additional risk factors described under "Quantitative and Qualitative Disclosures about Market Risk" in NATC's Annual Report on Form 10-K for the year ended December 31, 2001, and other factors detailed from time to time in NATC's other filings with the Securities and Exchange Commission. NATC undertakes no obligation to update or advise upon any such forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.


For further information, contact:

     James W. Dobbins
     Senior Vice President &
     General Counsel
     (212) 253-8185





















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